As filed with the Securities and Exchange Commission on April 24, 2003

Registration No. 333-101899

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 2 to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CONVERGYS CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	31-1598292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 East Fourth Street, Cincinnati, Ohio 45202, (513) 723-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William H. Hawkins II
General Counsel and Secretary
Convergys Corporation
201 East Fourth Street, Cincinnati, Ohio 45202, (513) 723-7000
(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Neil Ganulin, Esq.
Frost Brown Todd LLC
2200 PNC Center, 201 East Fifth Street
Cincinnati, Ohio 45202
(513) 651-6800

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered(1)(2)	Amount of Registration Fee(3)(4)

Debt Securities	$500,000,000	$46,000
Common Shares, without par value
Preferred Shares, without par value
Warrants to Purchase Debt Securities
Warrants to Purchase Common Shares
Warrants to Purchase Preferred Shares

(1)	This Registration Statement relates to the sale of $500,000,000 aggregate principal amount (or initial offering price) of debt securities, common shares, preferred shares, warrants to purchase debt securities, warrants to purchase common shares and warrants to purchase preferred shares of the Registrant.

(2)	If any Debt Securities are issued at an original issue discount, then the principal amount of Debt Securities registered hereby shall be such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000 less the aggregate dollar amount of all securities previously issued hereunder. Any offering of Debt Securities or Warrants denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities or Warrants from the Registrant.

(3)	Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information by each class about the amount to be registered.

(4)	A filing fee of $105,600 was previously paid in connection with $400,000,000 aggregate initial offering price in unsold securities registered under a Registration Statement on Form S-3 (Registration No. 333-43404) initially filed by the Registrant on August 10, 2000, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant is offsetting $46,000 of the previously paid filing fees against the total filing fee of $46,000 due in connection with the filing of this Registration Statement (leaving $59,600 to be offset against the filing fees of future registration statements of the Registrant.) Accordingly, no filing fee is paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2003

PROSPECTUS

Convergys Corporation

$500,000,000

Debt Securities
Common Shares
Preferred Shares
Warrants to Purchase Debt Securities
Warrants to Purchase Common Shares
Warrants to Purchase Preferred Shares

     By this prospectus, Convergys may offer, from time to time, a total of up to $500,000,000 of securities, which may include debt securities, common shares, preferred shares, warrants to purchase debt securities, warrants to purchase common shares and/or warrants to purchase preferred shares.

     Convergys will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

     Our common shares are traded on the New York Stock Exchange under the symbol “CVG”.

     The mailing address of our executive offices is Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202. Our telephone number is (513) 723-7000.

     Investing in our securities involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus and contained in the applicable prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April ______, 2003

     Convergys has not authorized anyone to give any information or make any representation about Convergys that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

RISK FACTORS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
CONVERGYS CORPORATION
USE OF PROCEEDS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT WARRANTS
DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES
LEGAL MATTERS
EXPERTS
Exhibit 5.1
Auditors Consent
Accountants Consent
Auditors Consent

RISK FACTORS

     An investment in the securities involves a number of risks. You should carefully consider the following risk factors together with other information provided to you.

The market price of our common shares has been volatile in the past and may continue to be volatile.

     The market price of our common shares has been volatile historically and may continue to be subject to wide fluctuations. The high and low closing sale prices of our common shares were $55.44 and $26.23 per share in 2000, $50.25 and $24.46 in 2001 and $37.98 and $12.50 in 2002. The closing sale price on April 15, 2003 was $13.32 per share. Our share price may fluctuate in response to a number of events and factors (any one of which may cause fluctuation), such as announcements of new products, technologies or services by us or our competitors, our ability to retain existing clients and attract new clients, actual or anticipated fluctuations in our operating results and news reports relating to trends in our markets.

Our revenues are generated from a limited number of clients and the loss of one or more of our clients could cause a reduction in our revenues.

     Convergys relies on several significant clients for a large percentage of our revenues. Our three largest clients, AT&T Wireless, AT&T and Sprint PCS, represented 39% of our 2002 revenue. Our relationship with AT&T Wireless and AT&T is represented by separate contracts/work orders with various operating units within each client. Our relationship with Sprint PCS is represented by one contract with our subsidiary, Convergys Information Management Group Inc., and two contracts with our other subsidiary, Convergys Customer Management Group Inc. These separate contracts/work orders with the above clients have varying expiration dates, payment provisions, termination provisions and other conditions. Therefore, we do not believe that it is likely that our entire relationship with AT&T Wireless, AT&T or Sprint PCS would terminate at one time, and, therefore, we are not substantially dependent on any particular contract/work order with these clients. However, the loss of all of the contracts/work orders within a particular client at the same time or the loss of one or more of the larger contracts/work orders within a client would adversely affect our total revenues if the revenues from such client are not replaced with revenues from that client or other clients.

A large portion of our accounts receivable are payable by a limited number of clients; the inability of any of these clients to pay its accounts receivable would cause a reduction in our income.

     Several significant clients account for a large percentage of our accounts receivable. During 2002, 2001 and 2000, our three largest clients, AT&T Wireless, AT&T and Sprint PCS, together, accounted for 27%, 25% and 39% of our accounts receivable (excluding the effects of the accounts receivable securitization) for these years. During the past three years, each of the clients set forth above has generally paid their accounts receivable on a timely basis, and Convergys has only had write-downs in connection with such accounts receivable in-line with those that we incur with other clients. We anticipate that, in 2003, several clients will continue to account for a large percentage of accounts receivable. Although as explained above, we have numerous contracts/work orders with different units of these clients with varying terms and provisions including payment provisions, if any of these clients was unable, for any reason, to pay its accounts receivable to us, our income would decrease.

Client consolidations could result in a loss of clients and reduce our revenues.

     We serve clients in industries that have experienced a significant level of consolidation in recent years. We cannot assure that additional consolidating transactions will not occur in which our clients acquire additional businesses or are acquired. Such consolidations may result in the termination of an existing client contract which would result in a decrease of our revenues.

If our clients are not successful, the amount of business that they outsource and the prices that they are willing to pay for such services may be diminished and result in reduced revenues for us.

     Our revenues are dependent on the success of our clients. If our clients are not successful, the amount of business that they outsource may be diminished. Thus, although we have signed contracts, many of which contain minimum revenue commitments, to provide services to our clients, there can be no assurance that the level of revenues to be received from such contracts will meet expectations. In addition, several clients, particularly in the communications and technology industries, have experienced substantial price competition. As a result, we may face increasing price pressure from such clients, which could negatively affect our operating performance. Furthermore, the recent general economic downturn has produced a slowdown in the growth rate at which certain billing and customer management services are outsourced, and such slowdown has had an adverse effect on the growth of our business and our revenues.

If we are unable to identify and complete appropriate acquisitions as we have historically, we may not be able to grow at the same rate that we have historically.

     Our growth has been enhanced through acquisitions of other businesses including their products and licenses. We continue to pursue strategic acquisitions. If we are unable to make appropriate acquisitions on reasonable terms, whether for cash, Convergys securities or both, it may be difficult for us to achieve the same level of growth as historically achieved.

We are susceptible to risks from conducting our business internationally that could result in reduced revenues or earnings.

     We operate businesses in many countries outside the United States, which are located throughout North and South America, Europe, the Middle East and the Asian Pacific Region, and we may expand through start-up operations and acquisitions into additional countries and regions. Expansion of our existing international operations and entry into additional countries and regions will require management attention and financial resources. In addition, there are certain risks inherent in conducting business internationally, including: exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences. To the extent that we do not manage our international operations successfully, our business could be adversely affected and our revenues and/or earnings could be reduced.

If our competitors are more successful in attracting and retaining clients, our revenues could decline.

     We face significant competition in our markets and we expect that the level of price, product and service competition will continue to increase. The principal competitive factors in Convergys’ industry are technological expertise, service quality, sales and marketing skills, the ability to develop customized products and services and the cost of services. We differentiate ourselves from our competitors based on our size and scale, advanced technology, service quality, breadth of services provided, industry and client focus, financial resources, cost of services and business reputation. The trend towards international expansion by foreign and domestic competitors and continuous technological changes may bring new and different competitors into our markets. Depending on the nature of their product and service offerings and pricing practices, as well as the timing and circumstances of their entry into our markets, our competitors could attract business from our existing and potential clients and our revenues could decrease.

Our failure to successfully manage consolidation could cause our business to suffer.

     During the fourth quarter of 2002, we announced a restructuring plan that included a reduction in work force and a consolidation of certain facilities to decrease our costs and create greater operational efficiencies. This consolidation requires significant time and resource commitments from our senior management. As part of the consolidation of facilities, we anticipated subleasing or assigning a portion of that surplus space and recovering certain costs associated with it. To the extent that we are not successful in achieving this result, our expenses will increase.

     In addition, the reduction in the number of employees was based on our estimate of the future size and scope of our operations. To the extent that we have misjudged our future employee and facility capacity requirements, we may need to hire additional employees or obtain additional facilities if our business expands faster than anticipated. This would cause our expenses to increase and, if we were unable to service such expanded business, could cause us to forego opportunities to increase our revenues. Conversely, we may need to institute further cost-cutting measures if our business decreases unexpectedly.

If we are unable to hire or retain qualified personnel in certain areas of our business, our ability to execute our business plan will be impaired and revenues could decrease.

     We employ over 45,000 employees world-wide. Despite a recent reduction in the number of employees as part of our restructuring plan, we continue to recruit and hire qualified persons in the research and development, sales, marketing, and administrative and services areas of our business in several parts of the world. At times, we have experienced difficulties in hiring personnel with the right training or experience. In addition, providing quality service to our clients depends in part on our ability to control personnel turnover. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, or if newly hired personnel fail to develop the necessary skills required for their jobs, our ability to execute our business plan will be impaired and revenues could decrease.

War and terrorists attacks have contributed to economic instability in the United States; continued war and terrorists attacks or other civil disturbances could lead to further economic instability and could disrupt our operations resulting in a decrease of our revenues.

     In March 2003, the United States went to war against Iraq and, in September 2001, the United States was a target of unprecedented terrorists attacks. These attacks have caused instability in the global financial markets and in the United States economy. The war and any additional terrorists attacks may lead to continued armed hostilities or further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States and disrupt our operations although we have tried to provide appropriate redundancies and backups for our systems and facilities. Such disruptions could cause service interruptions or reduce the quality level of the services that we provide resulting in a reduction of our revenues. In addition, these activities may cause our clients to delay or defer decisions regarding their use of our services and, thus, delay our receipt of additional revenues.

We are subject to anti-takeover provisions in our charter and in our contracts that could delay or prevent an acquisition of Convergys Corporation even if such an acquisition would be beneficial to our shareholders.

     Certain provisions of our articles of incorporation could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our shareholders. Some of these provisions:

•	Authorize the issuance of preferred shares which can be created and issued by the Board of Directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common shares; and

•	Require that a “fair price” be paid in certain business transactions.

We have also implemented a shareholder rights plan which could delay or prevent a third party from acquiring us.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Convergys has filed with the Securities and Exchange Commission under the shelf registration process. Convergys may sell debt securities, common shares, preferred shares, warrants to purchase debt securities, warrants to purchase common shares and warrants to purchase preferred shares for up to $500,000,000 under this prospectus. The total sales of all securities sold under this prospectus, however, may not exceed $500,000,000.

     This prospectus provides you with a general description of the securities that Convergys may offer. Each time Convergys sells securities, Convergys will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). The PSLRA provides a “safe harbor” for those statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this prospectus or incorporated by reference are forward-looking. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements represent management’s current expectations and are inherently uncertain. Investors are warned that our actual results may differ significantly from management’s expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors described in this prospectus, in the prospectus supplement and in our Annual Report on Form 10-K.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. In addition, we post our filed documents on our website at http://www.convergys.com. The information on our website is not part of this prospectus or any prospectus supplement.

     We are allowed to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the offering of the securities is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Current Reports on Form 8-K filed on January 22, 2003, February 26, 2003, March 6, 2003, April 21, 2003, April 22, 2003 and April 23, 2003;

•	The description of common shares from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 6, 1998 and any amendment or report filed thereafter for the purposes of updating such description; and

•	The description of our preferred share purchase rights from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 23, 1998.

     You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

Investor Relations
Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202
(513) 723-7000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

CONVERGYS CORPORATION

     Convergys Corporation is a global leader in the provision of outsourced, integrated billing, employee care and customer care software and services. We focus on developing long-term strategic relationships with clients in employee and customer-intensive industries including telecommunications, cable, broadband, direct satellite broadcasting, Internet services, technology and financial services. We serve our clients through our two operating segments: (i) the Information Management Group, which provides outsourced billing and information services and software; and (ii) the Customer Management Group, which provides outsourced marketing, customer support services and employee care services. We have developed a large base of recurring revenues by providing value-added billing and customer management solutions for our clients, generally under long-term contracts.

     Our principal offices are located at 201 East Fourth Street, Cincinnati, Ohio 45202, and our telephone number is (513) 723-7000. We were organized in Ohio in 1998.

USE OF PROCEEDS

     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the repayment of our short-term debt obligations (which were approximately $189 million at March 31, 2003), investments in or advances to our existing or future subsidiaries, the financing of capital expenditures and potential acquisitions. In addition, if we issue debt securities, we could use the proceeds to repurchase our common shares under the Company’s share repurchase program. Our management will retain broad discretion in the allocation of the net proceeds from the sale of these securities. The net proceeds may be invested temporarily until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for the periods shown:

		Year Ended December 31,

	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges[1]	5.76	6.03	5.82	4.35	2.49
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends[2]	5.76	6.03	5.82	4.35	2.49

1For these ratios, “earnings” is determined by adding “total fixed charges,” income taxes and minority interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, “total fixed charges” consists of (i) interest on all indebtedness and amortization of debt discount and expense and (ii) an estimate of the interest within rental expense.

2For these ratios, “earnings” is determined by adding “combined fixed charges and preferred share dividends,” income taxes and minority interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, “combined fixed charges and preferred share dividends” consists of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) an estimate of the interest within rental expense and (iii) preferred share dividends.

THE SECURITIES WE MAY OFFER

     We may sell from time to time in one or more offerings:

•	debt securities,

•	common shares,

•	preferred shares,

•	warrants to purchase debt securities,

•	warrants to purchase common shares,

•	and/or warrants to purchase preferred shares.

     The particular terms of the securities offered by any prospectus supplement will be described in the prospectus supplement relating to those securities. If indicated in a prospectus supplement, the terms of any particular securities may differ from the terms we summarize below.

DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in each prospectus supplement (and pricing supplement, where applicable) relating to those debt securities. We will also indicate in the prospectus supplement whether the terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities will be issued under an indenture dated as of August 31, 2000, between us and The Chase Manhattan Trust Company, National Association, as trustee, and any applicable supplement to the indenture.

     We summarize the indenture below. Because this is only a summary, it does not contain all of the information which may be important to you. A copy of the entire indenture is an exhibit to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC. When we make parenthetical section references in this prospectus, those are references to sections of the indenture. We encourage you to read the indenture and any supplement in its entirety in order to completely understand its terms and conditions.

General

     The indenture does not limit the aggregate principal amount of debt securities which we may issue and provides that we may issue debt securities under the indenture from time to time in one or more series. (Section 3.1). Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1).

     Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     Terms. Each prospectus supplement will describe the following terms of the debt securities offered by it:

•	the title of the debt securities and the series in which such debt securities are included;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1).

     Payments. Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2).

     Registration, Transfer and Exchange. Unless otherwise stated in the prospectus supplement, the debt securities, duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar requires, may be presented for transfer or exchanged for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or other expenses payable in connection with the transfer or exchange. We will not be required to issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. We have appointed the trustee as the initial security registrar. (Section 3.5). If we elect to replace the security registrar of any series of debt securities, then the new security registrar will be named in the prospectus supplement. (Section 10.2). We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2).

     Denominations; Global Securities. Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2). The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

     Payments for Consent. We will not pay any holder of any debt securities for, or as any inducement to, any consent, waiver or amendment of any terms of the debt securities unless we offer the consideration to all holders of the debt securities.

     Additional Unsecured Indebtedness. The indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which we or our subsidiaries may issue. At our option, we may issue additional debt securities, which have substantially similar terms as the debt securities issued under the indenture. Each holder of the additional debt securities would have the right to vote together with the holders of the debt securities issued under the indenture as one class.

     U.S. Federal Income Tax Considerations. We may issue the debt securities as original issue discount securities, bearing no interest or bearing interest at a rate, which, at the time of issuance, is below market rates, to be sold at a substantial discount below their principal amount. We will describe some special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or composite currencies, if any debt securities are denominated in one or more foreign currencies or composite currencies or if any payments on the debt securities are payable in one or more foreign currencies or composite currencies, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or composite currencies in the prospectus supplement.

     Purchases at the Option of Holders. We will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then be applicable in connection with any obligation to purchase debt securities at the option of the holders. Any obligation to purchase debt securities at the option of the holders applicable to a series of debt securities will be described in the related prospectus supplement.

     Limited Restrictions on Additional Indebtedness. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under “—Limitations on Liens,” the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement.

     The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit to accounts in its book-entry registration and transfer system the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any participants of the depositary or its nominee, as the case may be. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may restrict the persons to whom you may transfer your beneficial interest in a global security.

     As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

     We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assume any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

       The indenture provides that if

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series may be exchanged for registered debt securities in definitive form. (Section 3.5). The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

Certain Restrictions

     For purposes of the lien limitation and sales of capital stock restrictions described below, a “subsidiary” is an entity of which at least a majority of the interests entitled to vote in the election of directors is owned by any combination of us and our subsidiaries.

     Limitations on Liens. Neither we nor any of our subsidiaries will be permitted to create, issue, incur, assume or guarantee certain types of secured debt, without securing the debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the reserve or other appropriate provision, if any, as required by GAAP has been made;

•	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any lien securing letters of credit issued in the ordinary course of business consistent with past practice, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•	any interest or title of a lessor under any capitalized lease obligation, so long as it does not extend to any property which is not leased property subject to the capitalized lease obligation;

•	purchase money liens securing purchase money indebtedness incurred to finance the acquisition or construction of a property used in a Permitted Business, so long as the related purchase money indebtedness does not exceed the cost of the property or the construction and is not secured by any property other than the property so acquired or constructed;

•	liens upon specific items of inventory or other goods and proceeds of any person securing that person’s obligations in respect of bankers’ acceptances issued or created for the account of that person to facilitate the purchase, shipment or storage of such inventory or other goods;

•	liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to the letters of credit and products and proceeds of the letters of credit;

•	liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements, including rights of offset and set-off, so long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Federal Reserve Board, and the deposit account is not intended by us or any of our subsidiaries to provide collateral to the depository institution;

•	liens securing hedging obligations that are secured by the same assets as secure the hedging obligations;

•	liens existing on the date of the indenture and liens to secure any refinancing indebtedness which is incurred to refinance any indebtedness which has been secured by a permitted lien so long as the new liens are no less favorable to the holders of the securities and are not more favorable to the lienholders with respect to the liens than the liens in respect of the indebtedness being refinanced, and do not extend to any property or assets other than the property or assets securing the indebtedness refinanced by the refinancing indebtedness;

•	liens in our or our subsidiaries’ favor;

•	liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal, or in respect of which we or one of our subsidiaries at the time in good faith are prosecuting an appeal or proceedings for review and in respect of which we and our subsidiaries have maintained reserves in a satisfactory amount;

•	encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title to real property, landlord’s or lessor’s liens under leases to which we or any subsidiary of us is a party, and other minor liens or encumbrances none of which in our opinion or in the opinion of our subsidiary interferes materially with the use of the property affected in the ordinary conduct of our business or the business of our subsidiary and which defects do not individually or in the aggregate have a material adverse effect on our business and the business of our subsidiaries on a consolidated basis;

•	liens securing indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as the indebtedness is extinguished within five business days of incurrence;

•	liens securing indebtedness of us and our subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case incurred in connection with the disposition of any of our assets or those of any subsidiary of us (other than guarantees of indebtedness incurred by any person acquiring all or any portion of the assets for the purpose of financing the acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any subsidiary of us in connection with the disposition;

•	rights of holders of notes or debentures issued by us or our subsidiaries in deposits placed in trust to legally or “in substance” defease such notes or debentures;

•	any lien deemed to be created in connection with the securitization of accounts, receivables, instruments, chattel paper or other rights to payment of us or our subsidiaries, to the extent the assets are transferred to a special purpose entity (which may be owned by us or a subsidiary of us but is not consolidated for accounting purposes with the transferor or owner), where the transfer is a “true sale” for accounting purposes, and the face principal amount of the assets at any time outstanding is not more than $250,000,000;

•	liens on the property of a person existing at the time the person is acquired by, merged into or consolidated with us or any of our subsidiaries, so long as the liens were not incurred in contemplation of the acquisition, merger or consolidation and do not extend to any assets other than those of the person acquired by, merged into or consolidated with us or our subsidiary; and

•	liens securing indebtedness in an aggregate principal amount together with all liens securing other indebtedness of us and our subsidiaries outstanding on the date that the indebtedness is incurred (other than the liens described above) not exceeding 5% of our consolidated tangible assets.

     Limitation on Sale and Lease-Back Transactions. Neither we nor any or our subsidiaries may enter into any sale and lease-back transactions with respect to any assets (except for temporary leases, including renewals, of not more than one year) unless:

•	it relates to any real property that we owned on the date of the indenture; or

•	we would be permitted to secure indebtedness in an amount equal to the discounted value of the obligations for rental payments; or

•	the net proceeds of the sale of the assets to be leased are at least equal to the fair value of the property.

     Consolidation, Merger and Sale of Assets. We may not consolidate or merge with or into any person, or sell, or permit any of our subsidiaries to sell, all or substantially all of our and our subsidiaries’ properties and assets unless immediately after the transaction, no event of default occurs and continues, the conditions specified in the indenture are met, and either

•	we are the surviving or continuing corporation; or

•	the entity formed by the consolidation or into which we merge or the person which acquires us by purchasing our properties and assets is an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and it expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and interest on and any additional amounts with respect to all the securities and the performance and observance of every covenant in the indenture and the outstanding securities on the part of us to be performed or observed.

Modification and Waiver

     Without the consent of the holders of securities, we may enter supplemental indentures to cure any ambiguity or to correct or supplement any provision in the indenture which may be defective or inconsistent with another provision in the indenture, or to make any other provisions with respect to questions arising under the indenture, which do not adversely affect in any material respect the interests of the holders of the outstanding debt securities.

     We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any premium or installment of interest on or payment of any additional amounts under, any debt security;

•	reduce the principal amount of, or the interest rate on, any debt security;

•	reduce the principal payable upon acceleration, or provable in bankruptcy, of any debt security issued with original issue discount;

•	change the redemption provisions or adversely affect the right of prepayment of any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due;

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with some requirements of the indenture or some defaults or reduce the quorum requirements of meetings of holders of debt securities;

•	modify the provisions of the indenture summarized in this paragraph; or

•	make any changes that adversely affect the rights to convert or exchange any debt securities. (Section 9.2).

     The holders of a majority in aggregate principal amount of outstanding debt securities of any series may waive our compliance with some restrictive covenants of the indenture with respect to the outstanding debt securities of that series (Section 10.8). The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or of premium or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent. (Sections 5.8 and 5.13).

Events of Default

     Each of the following will be an event of default:

•	default for 30 days in the payment of any interest;

•	default in the payment of principal;

•	default in the deposit of any sinking fund payment when and as due by the terms of a security;

•	default in the performance, or breach, of any covenant or warranty in the indenture for 60 days after written notice of default is given to us by the trustee or by the holders of at least 25% in principal amount of the outstanding series of securities;

•	a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our subsidiaries in an aggregate amount of $40 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 30 days after written notice of default is given to us by the trustee or by the holders of at least 25% in principal amount of the outstanding series of securities; and

•	certain events in bankruptcy, insolvency or reorganization.

     We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

     If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

     Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless (a) the holder first gives the trustee written notice of a continuing event of default, (b) the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and (c) the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

     We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable, will become due and payable within one year or are scheduled for redemption within one year by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on the debt securities to the date of deposit, if the debt securities have become due and payable, or to the maturity date, as the case may be. (Section 4.1).

     Unless the applicable prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of some events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust, also referred to as defeasance; or

•	to be released from our obligations under the indenture with respect to the debt securities under some covenants as described in the prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to the debt securities, also referred to as covenant defeasance. (Section 4.2).

     Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2).

     Such a trust may be established only if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default, or event which with notice or lapse of time would become an event of default, has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 4.2).

Governing Law

     The indenture and the debt securities are governed by and will be interpreted under the laws of the State of New York. (Section 1.13).

Information Concerning the Trustee

     Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties. (Section 6.2).

     We and our subsidiaries maintain banking relationships in the ordinary course of business with affiliates of the trustee.

DESCRIPTION OF CAPITAL STOCK

Common Shares

     We are authorized to issue 505,000,0000 shares of all classes of stock, 500,000,000 of which are common shares, without par value, and 5,000,000 of which are preferred shares, without par value, of which 4,000,000 are voting preferred shares. As of January 31, 2003, there were 173,551,485 common shares issued and outstanding and no preferred shares issued and outstanding, although 2,000,000 Series A preferred shares have been authorized in connection with our preferred share purchase rights. All issued and outstanding common shares are fully paid and non-assessable. Each common share entitles the holder to purchase a portion of a Series A preferred share under certain circumstances described below.

     All of our common shares are entitled to participate equally in any dividends that may be declared by our Board of Directors and upon liquidation of Convergys, subject to the prior rights of any preferred shares.

     Each shareholder has one vote for each common share registered in the shareholder’s name. Our Board of Directors is divided into three classes as nearly equal in size as the total number of directors constituting the board permits. The number of directors may be fixed or changed from time to time by the shareholders or the directors.

     The common shares registered for sale in this prospectus are of the same class as our outstanding common shares that are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The common shares are listed on the New York Stock Exchange under the symbol “CVG.”

     The description of our capital stock is available in our filings with the SEC referenced in the section “Where You Can Find More Information” and can be obtained as described in the section “Where You Can Find More Information.”

Preferred Shares

     Our Board of Directors is authorized to issue preferred shares from time to time in series and to fix the dividend rate and dividend dates, liquidation price, redemption rights and redemption prices, sinking fund requirements, conversion rights, covenants, and certain other rights, preferences and limitations. Each series of preferred shares would rank, with respect to dividends and redemption and liquidation rights, senior to common shares. It is not possible to state the actual effect of the authorization of any series of preferred shares upon the rights of holders of the common shares until our Board of Directors determines the rights of the holders of one or more series of preferred shares. However, possible effects could include (a) restrictions on dividends on common shares, (b) dilution of the voting power of common shares to the extent that the voting preferred shares have voting rights or (c) inability of common shares to share in our assets upon liquidation until satisfaction of any liquidation preference granted to preferred shares.

     No holders of shares of any class of our capital stock have pre-emptive rights nor the right to exercise cumulative voting in the election of directors.

Anti-takeover Effects of Certain Provisions of our Articles of Incorporation, Ohio Law and Share Purchase Rights Agreement

Amended Articles of Incorporation

     Ohio law provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the amended articles of incorporation do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to our Amended Articles of Incorporation, relatively difficult, and a vote of the holders of in excess of one-third of our common shares outstanding would be sufficient to prevent implementation of any of the corporate actions mentioned above.

     In addition, Article Fifth of our Amended Articles of Incorporation classifies the Board of Directors into three classes of directors with staggered terms of office and our Regulations provide certain limitations on the removal from and filling of vacancies in the office of director.

     In addition, Ohio Revised Code Section 1701.71 provides that any amendments to the articles of incorporation of an issuing public corporation (such as Convergys) that would change or eliminate the classification of directors must be approved not only by a vote of at least two-thirds of all shareholders, but also by the holders of the majority of shares not owned by interested shareholders, which are defined as holders of 10% or more of the voting power of the corporation.

     Article Sixth of our Amended Articles of Incorporation requires that certain minimum price requirements and procedural safeguards be observed by a person or entity after he, she or it becomes the holder of 10% or more of the voting shares of Convergys if such person or entity seeks to effect a merger or certain other business combinations that could fundamentally change or eliminate the interests of the remaining shareholders. If such requirements and procedures are not complied with, or if the proposed business combination is not approved by at least a majority of the members of the Board of Directors who are unaffiliated with the new controlling person or entity (taking into account certain special quorum requirements), the proposed business combination must be approved by the holders of 80% of the outstanding common shares and outstanding voting preferred shares of Convergys, voting together as a class, notwithstanding any other class vote required by law or by our Amended Articles of Incorporation. In the event the price criteria and procedural requirements are met or the requisite approval by such unaffiliated directors (taking into account certain special quorum requirements) is given with respect to a particular business combination, the normal voting requirements of Ohio law would apply.

     In addition, Article Sixth of our Amended Articles of Incorporation provides that the affirmative vote of the holders of 80% of the voting shares, voting as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, Article Sixth. An 80% vote is not required to amend or repeal, or adopt a provision inconsistent with, Article Sixth if the Board of Directors has recommended such amendment or other change and if, as of the record date for the determination of shareholders entitled to vote thereon, no person is known by the Board of Directors to be the beneficial owner of 10% or more of the voting shares, in which event the affirmative vote of the holders of two-thirds of the voting shares, voting as a single class, shall be required to amend or repeal, or adopt a provision inconsistent with, Article Sixth.

Ohio Revised Code Provisions

     Ohio, the state of the Company’s incorporation, has enacted Ohio Revised Code Section 1701.831, a control share acquisition statute, and Chapter 1704, a merger moratorium statute. The control share acquisition statute provides that, unless a corporation’s articles of incorporation provides otherwise, any person acquiring shares of an issuing public corporation (which definition Convergys meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and (iii) more than 50%.

     The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an issuing public corporation (which definition Convergys meets) may not engage in a Chapter 1704 transaction for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s board of directors prior to such voting power acquisition. A person who acquires such voting power is an interested shareholder, and Chapter 1704 transactions involve a broad range of transactions, including mergers, consolidations, combination, liquidations, recapitalization and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions.

     Ohio has also enacted a greenmailer disgorgement statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

Rights Agreement

     On November 19, 1998, our Board of Directors declared a dividend distribution of one right on each of our common shares outstanding, to holders of record of the common shares at the close of business on December 1, 1998. One right also will be distributed for each common share issued after December 1, 1998, until the distribution date described below. Each right entitles the registered holder to purchase from Convergys a unit consisting of one one-hundredth of a Series A preferred share at a purchase price of $70 per unit, subject to adjustment.

     The description and terms of the rights are set forth in a Rights Agreement dated as of November 30, 1998 between Convergys and The Fifth Third Bank, as Rights Agent.

     Initially, the rights will be attached to all common share certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the common shares and a distribution date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common shares or (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 15% or more of the outstanding common shares.

     The rights are not exercisable until the distribution date and will expire at the close of business on December 1, 2008, unless earlier redeemed by us as described below.

     If a person becomes the beneficial owner of 15% or more of our common shares (“Flip-In Event”), each holder of a right will have the right to receive, upon exercise, common shares having a value equal to two times the purchase price of the right. Moreover, the rights will not be exercisable until the rights are no longer redeemable as described below. If we do not have enough authorized common shares to satisfy the exercise of the rights, we will be required to substitute value in the form of cash, property, debt or equity securities, or a reduction of the purchase price, or any combination of the foregoing, in an aggregate amount equal to the value of the common shares which would otherwise be issuable.

     In addition, we may provide that, in lieu of payment of any exercise price by holders of the rights, we will issue to such holders securities equal to the value of the spread between the exercise price and the value of the common shares. The acquiring person would not be permitted to exercise any rights and any rights held by such person (or certain transferees of such person) will be null and void and non-transferable.

     If, following the distribution date, we are acquired in certain specified mergers or other business combinations, or 50% or more of our assets or earning power are sold or transferred in one transaction or a series of related transactions (“Flip-Over Events”), each right becomes a right to acquire common stock of the other party to the transaction (or its ultimate parent in certain circumstances) having a value equal to two times the purchase price. As an enforcement mechanism, the Rights Agreement prohibits us from entering into any such transaction unless the other party agrees to comply with the provisions of the rights.

     The purchase price payable and the number of units of preferred shares or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

     We may redeem the rights in whole, but not in part, at a price of $0.01 per right, at any time prior to a Flip-In Event. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

     Until a right is exercised, its holder, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The terms of the rights are more fully described in a Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act, which is incorporated by reference herein.

     The issuance of the common shares (and their related preferred share purchase rights), the preferred shares and the warrants described herein may have certain anti-takeover effects and possible disadvantages. The issuance of such securities will cause substantial dilution to a person or group who attempts to acquire Convergys or a significant equity ownership interest without obtaining prior approval of our Board of Directors. Accordingly, an acquiring entity might decide not to acquire Convergys or such an interest, although individual shareholders may view such an acquisition favorably. In addition, to the extent that issuance of such securities discourages takeovers that would result in a change in our management or Board of Directors, such a change will be less likely to occur. Our Board of Directors believes, however, that the advantages of discouraging potentially discriminatory and abusive takeover practices outweigh any potential disadvantages resulting from the issuance of such securities (and the preferred share purchase rights related thereto). The issuance of the securities hereunder should not interfere with any merger or other business combination approved by the Board of Directors.

DESCRIPTION OF DEBT WARRANTS

     We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, at the time of issue. A copy of the form of the debt warrant agreement and debt warrant certificate will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

     A prospectus supplement will describe the terms of the debt warrants offered, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities may be separately transferred;

•	the principal amount of debt securities purchasable upon exercise of debt warrants and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

•	if the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, a discussion of the material federal income tax considerations applicable to the debt securities; and

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt warrant certificates may be exchanged for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

No Rights as Holders of Debt Securities

     Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise (except to the extent that consent of holders of debt warrants may be required for certain modifications of the terms of the indenture and a series of debt securities issuable upon exercise of the debt warrants). In addition, holders of debt warrants will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the debt securities purchasable upon exercise.

Exercise of Debt Warrants

     Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price set forth or to be determined as set forth in the prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void.

     Debt warrants may be exercised in the manner set forth in the prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchased upon such exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES

     We may issue, alone or together with common shares or preferred shares, warrants for the purchase of common shares or preferred shares. The warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent, at the time of issue. A copy of the form of the warrant agreement and the warrant certificate for both common shares and preferred shares will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

     A prospectus supplement will describe the terms of the warrants offered, the warrant agreement relating to the warrants and the warrant certificates representing the warrants, including the following:

•	the offering price, if any;

•	the designation and terms of the common shares or preferred shares that may be purchased upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of common shares or preferred shares that may be purchased upon exercise of one warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the warrants will begin and the date on which such right will expire;

•	a discussion of material U.S. federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the warrants; and

•	any other terms of the warrants.

     The common shares or preferred shares to be issued upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and nonassessable.

Exercise of Warrants

     Warrants may be exercised by surrendering to the warrant agent the warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the warrants evidenced by the certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the warrants to be exercised, as set forth in the prospectus supplement. The payment should be made in U.S. dollars, unless otherwise provided in the prospectus supplement. Upon the warrant agent’s receipt of the surrendered warrant certificates and payment of the aggregate exercise price of the warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate stating the number of common shares or preferred shares purchased. If less than all of the warrants evidenced by any warrant certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new warrant certificate representing the unexercised warrants.

No Rights as Shareholders

     Holders of warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for election of directors or any other matter, or exercise any rights whatsoever as shareholders.

PLAN OF DISTRIBUTION

     Each prospectus supplement will describe the method of distribution of securities offered pursuant to that prospectus supplement.

     We may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters, or dealers, or

•	through a combination of any of these methods of sale.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices which may be changed, or at market prices prevailing at the time of sale, or at prices related to the prevailing market prices or at negotiated prices.

     We may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions we pay them. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between us and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     If we use any underwriters in the sale, we will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

     If we use dealers in the sale of the securities, we will sell the securities to those dealers, as principals. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

     Our common shares are listed on the New York Stock Exchange. Other than the common shares, we do not propose to list the offered securities on a securities exchange, and any underwriters or dealers will not be obligated to make a market in the offered securities. We may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We can give no assurance as to the liquidity of the trading market for any of the offered securities.

LEGAL MATTERS

     The validity of the securities will be passed upon for us by Frost Brown Todd LLC, Cincinnati, Ohio.

EXPERTS

     The Convergys consolidated financial statements and related financial statement schedule appearing in Convergys’ Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as of and for each of the two years ended December 31, 2002 as set forth in their report thereon included and therein incorporated herein by reference, and have been so incorporated herein in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing. The Convergys consolidated financial statements and related financial statement schedule for the year ended December 31, 2000, which have been restated to give retroactive effect to the merger of Convergys with Geneva Technology and subsidiaries on April 6, 2001 in a transaction accounted for as a pooling-of-interests, and which appear in Convergys’ Annual Report on Form 10-K for the year ended Decemb 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing. The consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses (not separately presented therein) of Geneva Technology and subsidiaries for the year ended December 31, 2000, are in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm, given their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities registered by under this registration statement. All of the amounts are estimates except the SEC registration fee.

SEC registration fee	$46,000
Printing and engraving costs	$50,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$125,000
Trustee fees and expenses	$10,000
Rating agency fees	$400,000
Miscellaneous	$30,000

Total	$736,000

Item 15. Indemnification of Officers and Directors.

     Section 1701.13(E) of the Ohio Revised Code permits the Company to indemnify any current or former director, officer, agent or employee, or any person who is serving or has served at the Company’s request as a director, trustee, officer, agent or employee of another corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with the defense of any pending, threatened or completed action, criminal or civil, to which he or she is or is threatened to be made a party by reason of having been such director, trustee, officer, agent or employee, provided that he or she is determined to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or such other corporation and that in any matter which is the subject of criminal action he or she has no reasonable cause to believe that his or her conduct was unlawful.

     The same standards apply in an action or suit by or in the right of the Company or such other corporation, except that no indemnification is available if such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company or such other corporation unless and to the extent that a court determines that in view of all the circumstances he or she is fairly and reasonably entitled to indemnity for expenses the court deems proper.

     The Company cannot indemnify a director with respect to any action or suit where the only liability asserted against the director is pursuant to Ohio Revised Code Section 1701.95,

which imposes liability upon directors who vote for or assent to, among other things, improper dividends, redemptions, dividends or loans.

     Unless otherwise ordered by a court, a determination of whether such indemnification is proper in the circumstances shall be made according to applicable standards of conduct by (i) a majority vote of a quorum of disinterested directors of the Company acting without those who seek indemnification, (ii) if such a quorum is not available or if such a majority vote so directs, in a written opinion by independent counsel, (iii) by the shareholders, (iv) by a court of common pleas, or (v) by the court in which the proceeding is brought. Depending on the person involved, the circumstances and the type of undertaking to be received from the person to be indemnified, the Company either must or may pay the expenses of an action, including attorneys’ fees incurred by such person, in advance of final disposition of such action.

     Indemnification under the above provisions by the Company may continue as to any person who has ceased to be a director, trustee, officer, agent or employee and may inure to the benefit of his or her heirs, executors and administrators. The Company may purchase and maintain insurance or furnish similar protection on behalf of any person (qualified to be indemnified) against any liability asserted against such person, and incurred by such person in or arising out of his or her indemnifiable status, whether or not the Company would have the power to indemnify him or her against such liability.

     The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the Company’s Amended Articles of Incorporation, the Company’s Regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise.

     There are no provisions in the Company’s Amended Articles of Incorporation by which an officer or director of the Company may be indemnified against any liability which he or she may incur in his or her capacity as such. However, the Company has indemnification provisions in its Regulations which provide that the Company will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify pursuant thereto.

     The Company provides liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act of 1933, which may be made against such persons while acting in their capacities as directors and officers of the Company.

     The underwriting agreement (the “Underwriting Agreement”) and selling agency agreement (the “Selling Agency Agreement”), when filed as Exhibits to this Registration Statement, are likely to contain provisions for the indemnification of the directors and officers of the registrant against certain liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits.

     A list of exhibits filed with this Registration Statement or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on April 24, 2003.

Convergys Corporation

/s/ Steven G. Rolls Steven G. Rolls Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2003.

Signature	Title

/s/ James F. Orr*	Principal Executive Officer; Chairman; Chief
Executive Officer; and Director
James F. Orr

/s/ Steven G. Rolls*	Principal Financial Officer; Chief Financial
Officer
Steven G. Rolls

/s/ Michael D. Jones*	Principal Accounting Officer; Vice President
and Controller
Michael D. Jones

/s/ John F. Barrett*
Director
John F. Barrett

/s/ Gary C. Butler*
Director
Gary C. Butler

/s/ David B. Dillon*
Director
David B. Dillon

/s/ Eric C. Fast*
Director
Eric C. Fast

/s/ Joseph E. Gibbs*
Director
Joseph E. Gibbs

/s/ Roger L. Howe*
Director
Roger L. Howe

/s/ Steven C. Mason*
Director
Steven C. Mason
/s/ Philip A. Odeen*
Director
Philip A. Odeen
/s/ Sidney A. Ribeau*
Director
Sidney A. Ribeau
/s/ James M. Zimmerman*
Director
James M. Zimmerman

*By:	/s/ Steven G. Rolls	April 24, 2003

Steven G. Rolls
as attorney-in-fact and on his
behalf as Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of Underwriting Agreement.*
1.2	Form of Selling Agency Agreement.*
3.1	Amended Articles of Incorporation of the Registrant (Filed as Exhibit 3.1 to Registration Statement No. 333-43404 and incorporated by reference herein.)
3.2	Regulations of the Registrant. (Filed as Exhibit 3.2 to Registration Statement No. 333-53619, and incorporated by reference herein.)
4.1	Indenture between the Registrant and Chase Manhattan Trust Company, National Association, as Trustee, dated August 31, 2000 (Filed as Exhibit 4.1 to Registration Statement No. 333-43404, and incorporated by reference herein.)
4.2	Form of Common Shares Warrant Agreement.*
4.3	Form of Preferred Shares Warrant Agreement.*
4.4	Form of Debt Securities.*
4.5	Form of Debt Warrant Agreement.*
5.1	Opinion of Frost Brown Todd LLC.
12.1	Computation of Ratios**
23.1	Consent of Ernst & Young LLP, independent auditors of the Registrant.
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of KPMG LLP
23.4	Consent of Frost Brown Todd LLC (included in Exhibit 5.1).
24.1	Power of Attorney.**
24.2	Amended Power of Attorney of Michael D. Jones**
25.1	Statement of Eligibility on Form T-1 of The Chase Manhattan Trust Company, National Association (Filed as Exhibit 25.1 to Registration Statement No. 333-43404, and incorporated by reference herein.)

*To be filed in a post-effective amendment to this Registration Statement or in a current report on Form 8-K.

**Previously filed.